CONSULTING AGREEMENT

THIS AGREEMENT, made as of the 3rd day of October , 2006, by and between Interactive Resources Group, Inc., with offices located at 1025 Greenwood Blvd, Suite 351, Lake Mary, Florida 32746 (hereinafter referred to as "Consultant") and SiriCOMM, Inc., a Delaware corporation located at 4710 East 32nd Street, Joplin, Missouri 64804 (hereinafter referred to as the "Company").

WHEREAS, the Company desires to obtain the benefit of the services of Consultant by utilizing their relationships in the transportation industry as well as other contacts that may be beneficial to the business of the Company; and

WHEREAS, Consultant desires to render such services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and the acts herein described, it is agreed between the parties as follows:

1. Term of Agreement. The Company hereby engages and retains Consultant and Consultant hereby agrees to render consulting services to the Company for a period of three years commencing on October 1, 2006 and ending on September 30, 2009.

2. Services to be Rendered. The services to be rendered by Consultant shall consist of business advice concerning opinions desired by the Company from Consultant on matters in connection with the operation of the business of the Company. Consultant shall have the sole discretion as to the form, manner and place in which said advice shall be given, and shall at no time be under any obligation whatsoever to render a written opinion or report in connection with any advice it may give to the Company concerning any matters of the Company with regard to its business. An oral opinion by Consultant to the Company shall be considered sufficient compliance with the requirements of this paragraph. At the Company's request, Consultant shall, in addition to the companies mentioned above, seek out, meet with and negotiate with companies and other entities that may become customers of the Company. Consultant, when reasonably requested by the Company, shall devote only such time as Consultant may deem necessary to the matters of the Company, and shall not by this agreement be prevented or barred from rendering services of the same or similar nature, as herein described, or services of any nature whatsoever for or on behalf of persons, firms or corporations other than the Company.

3. Consideration. As consideration for the Consultant's services hereunder, the Company shall issue the Consultant 328,143 Common Stock Purchase Warrants exercisable for a period of three years at an exercise price of $1.00 per share.

4. Termination. This Agreement may be terminated for any reason by the Company or the Consultant upon sixty (60) days written notice to the other party.

5. Forfeiture. If this Agreement is terminated for any reason and by either party, the warrants representing the consideration as described in paragraph 3, above, shall be subject to forfeiture based on the following schedule:

If the Agreement is terminated during:

Year 1 - 164,071
Year 2 - 82,035

In the event of any forfeiture, the Company may cancel such number of warrants on its books and records, and the Consultant appoints the Company and any officer of the Company as attorney-in-fact to execute all stock powers or affidavits and cause the cancellation of the forfeited warrants. The provisions of this section shall be binding upon Consultant, its officers, directors, agents, representatives and assigns.

6. Exclusions. This Agreement specifically excludes financial responsibility by Consultant for any fees incurred on behalf of the Company related to legal, accounting, printing, filing, shipping, or any other ancillary costs which may be incurred to consummate transactions for the Company. The Consultant agrees to inform the Company's management of all foreseeable fees and the Company agrees to pay the incurred fees as directed by the Consultant.

7. Entire Agreement. This instrument contains the entire agreement of the parties. There are no representations or warranties other than as contained herein. The Company shall indemnify and hold harmless the Consultant from and against any losses, claims, damages or liabilities related to or arising out of, any services rendered to the Company pursuant to the terms of this Agreement. No waiver or modification hereof shall be valid unless executed in writing with the same formalities as this Agreement. Waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any other or subsequent breach, whether of like or of a different nature.

8. Missouri Law. This Agreement shall be construed according to the laws of the State of Missouri (exclusive of the conflicts of law provisions thereof) and shall be binding upon the parties hereto, their successors and assigns.

9. Venue. The Consultant and the Company each agree that any legal or equitable action or proceeding with respect to this Agreement shall be brought in any Federal or State court of competent jurisdiction located in the City of Joplin, Missouri, and, by execution and delivery of this Agreement, each accepts for themselves and their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and any related appellate court with respect to this Agreement, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement, and irrevocably waive any obligation they may not or hereafter have as to the venue of any such action or proceeding brought in such a court or that such court is an inconvenient forum. The Company and the Consultant each consent to the service of process of any of the aforementioned courts in any such action or proceeding by mailing of copies thereof by registered mail, postage prepaid, such service to become effective three business days after such mailing. In any such proceeding, the prevailing party shall be entitled to an award of fees and disbursements of counsel.

10. Waive Jury Trial. The Company and the Consultant each hereby waive trial by jury in any judicial proceeding brought by either of them with respect to this agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

INTERACTIVE RESOURCES GROUP, INC.

By: ______________________________
Name: Hugh L. Clark
Title: President

SIRICOMM, INC.

By: ______________________________
William W. Graham, President